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                 [LETTERHEAD OF FOLEY & LARDNER APPEARS HERE]

                                                                     EXHIBIT 8.1

                               December 15, 1998


Regency Centers, L.P.
Regency Realty Corporation
121 West Forsyth Street, Suite 200
Jacksonville, Florida 32202


                           REGENCY REALTY CORPORATION
                           --------------------------
                                QUALIFICATION AS
                                ----------------
                          REAL ESTATE INVESTMENT TRUST
                          ----------------------------

Ladies and Gentlemen:

     You have requested our opinions as tax counsel to Regency Centers, L.P. (the "Partnership") and Regency Realty Corporation (the "Company") concerning the federal income tax consequences in connection with the registration statement on Form S-4, originally filed with the Securities and Exchange Commission on September 18, 1998 under registration number 333-63723 (which registration statement, as amended, is hereinafter referred to as the "Registration Statement") and with respect to qualification of the Company as a real estate investment trust (a "REIT") for federal income tax purposes. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement.

     In connection with the opinions rendered below, we have reviewed the Registration Statement, the agreement of limited partnership of the Partnership, the articles of incorporation and bylaws of the Company and such other documents that we deemed relevant. The opinions expressed in this letter are based upon certain factual representations set forth in the Registration Statement and in certificates of officers of the Company.
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Regency Centers, L.P.
December 15, 1998
Page 2



     In connection with the opinions rendered below, we have assumed generally that:

     1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

     2. during its short taxable year ended December 31, 1993 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

     3. the Company will not make any amendments to its organizational documents or to the organizational documents of Regency Realty Group, Inc., a Florida corporation ("Management Company"), or the Partnership, after the date of this opinion that would affect its qualification as a REIT for any taxable year;

     4. no actions will be taken by the Company or Management Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

     In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate.

     Based solely on the documents and assumptions set forth above and the factual representations set forth in the Officer's Certificate, and without further investigation, we are of the opinion that:

     1. The exchange of Old Notes for New Notes in the Exchange Offer should not be treated as an "exchange" for U.S. federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes and because the exchange will occur by operation of the terms of the Old Notes. As a result, there should be no federal income tax consequences to holders exchanging Old Notes for New Notes in the Exchange Offer, and a holder will have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

     2. Interest on a Note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner that is (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and
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Regency Centers, L.P.
December 15, 1998
Page 3



one or more United States persons have the authority to control all substantial decisions of the trust.

     3. A United States Holder's tax basis in a Note will generally be its cost. Upon the sale or retirement of a Note, a United States Holder will generally recognize gain or loss on the sale or retirement of a note equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and the holder's tax basis of the Note. Long-term capital gain of a non-corporate United States Holder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

     4. Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

        (i) payments of principal and interest by the Partnership or any of its paying agents to any holder of a Note that is a United States Alien Holder(1) will not be subject to United States federal withholding tax if, in the case of interest, (a) the beneficial owner of the Note does not actually or constructively own 10% or more of the capital or profits interest of the Partnership, (b) the beneficial owner of the Note is not a controlled foreign corporation that is related to the Partnership through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the Partnership or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the partnership or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof:

        (ii) a United States Alien Holder of a Note will not be subject to United States federal withholding tax on any gain realized on the sale of a Note; and

        (iii) a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the capital or profits interest of the Partnership and (b) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

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     (1)  For purposes of this discussion, a "United States Alien Holder" is any holder of a Note who is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of income or gain from a Note.

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Regency Centers, L.P.
December 15, 1998
Page 4



     Recently finalized Treasury regulations (the "Final Withholding Regulations"), that are generally effective with respect to payments after December 31, 1999, would provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Final Withholding Regulations also would require in the case of Notes held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

     5. In general, information reporting requirements will apply to payments of principal and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or is notified by the IRS that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

     6. Under current law, information reporting on IRS Form 1099 and backup withholding will not apply to payments of principal and interest made by the Partnership or a paying agent to a United States Alien Holder on a Note; provided, the certification described in clause (i)(c) under paragraph 4 above is received and provided further that the payor does not have actual knowledge that the holder is a United States person. The partnership or a paying agent, however, may report (on IRS Form 1042S) payments of interest on Notes.

     7. Payments of the proceeds from the sale by a United States Alien Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv) with respect to payments made after December 31, 1999, a foreign partnership, if at any time during its tax year one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder of beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

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Regency Centers, L.P.
December 15, 1998
Page 5



     8. The Company has qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1993 through December 31, 1997, and the Company's organization and current and proposed method of operation has enabled it and will continue to enable it to continue to satisfy the requirements for qualification as a REIT provided the Company meets and continues to meet the asset composition, source of income, shareholder diversification, distributions and other requirements of the Code necessary for the Company to qualify as a REIT. We have performed no due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, and the representations set forth in the Officer's Certificate. We will not review on a continuing basis the Company's compliance with such documents, assumptions or representations. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1998 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

     This opinion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of holders (including insurance companies, tax-exempt organizations, financial institutions or brokers-dealers, foreign corporations, persons who are not citizens or residents of the United States, persons who own Notes as part of a conversion transaction, as part of a hedging transaction or as a position in a straddle for tax purposes and persons who own 10% or more of the stock of Regency) subject to special treatment under the federal income tax laws. This opinion does not give a detailed discussion of any state, local or foreign tax consideration.

     The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions, all of which are subject to change either prospectively or retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein.

     The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.

     We hereby consent to the inclusion of this opinion as Exhibit 8.1 in said Registration Statement and to the reference to this firm under the captions "Federal Income Tax Consequences" and "Legal Matters" in the Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.


                                 Sincerely,

                                 FOLEY & LARDNER